Exhibit 21.1

List of Subsidiaries
SureWest Telephone
SureWest Broadband
SureWest Long Distance
SureWest Wireless
SureWest Internet
SureWest Custom Data Services
SureWest TeleVideo
SureWest TeleVideo of Roseville